EXHIBIT 99.2

On October 27, 2004, inTEST Corporation held a webcast conference call to review its third quarter 2004 results and discuss management's expectations for the fourth quarter of 2004 and current views of the industry. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for ninety (90) days on our website at www.intest.com.

Operator:

Ladies and gentlemen, thank you for standing by. At this time, all participants are in a listen-only mode. Later we will conduct a question and answer session. If you have a question you will need to press the one followed by the four on your push button phone. As a reminder this conference is being recorded today. A replay will be available after 12 pm Eastern today through midnight Eastern on August 4th. The replay dial in number is 973-341-3080 with passcode 4960597. The replay will also be accessible at www.intest.com. I would now like to turn the conference over to David Pasquale. Please go ahead, sir.

David Pasquale:

Thank you. Good afternoon and welcome to today's third quarter results call. Joining us from inTEST is Hugh Regan, Jr., Treasurer and Chief Financial Officer. Hugh will briefly review highlights from the third quarter, inTEST's detailed financial results and guidance. We will then have time for any questions. Robert Matthiessen, inTEST's President and CEO, who is also normally on these calls was unable to join us today. If you have not yet received a copy of today's results release, please call Sharon Lou of The Ruth Group at 646-536-7026 or go to inTEST's website.

Before we begin the formal remarks, the company's attorneys advise that this conference call contains statements about future events and expectations, which are forward-looking statements. Any statement in this call that is not a statement of historical fact may be deemed to be a forward-looking statement.

Actual results may differ materially, depending on a number of risk factors, including, but not limited to the following, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information in this conference call to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

At this time, I would now like to turn the call over to Hugh Regan, Jr. Please go ahead, sir.

Hugh Regan, Jr.:

Thank you, David and welcome everyone to today's call

The third quarter was clearly a challenging one for inTEST and the semiconductor industry as demand trends significantly weakened. In our case, we came off one of our strongest quarters in a while in Q2, which made the Q3 demand decline all the more pronounced.

Our machine shops were running so hard in Q2 to meet demand that it was hard to turn on a dime and suddenly pull everything in. In fact, our forecast for Q3 was tracking to plan. From a linearity standpoint, July came in at plan. August showed slight signs of weakness but it normally does given summer vacations and there was nothing out of the ordinary for our business.

We saw some push-outs and cancellations at the start of September but overall Q3 looked good. Then toward the end of September the pace of order push-outs and cancellations accelerated. We found that once one customer made a move, others quickly followed. This is typical of our business with both orders coming in as customers try to secure capacity and when people think a market is turning they push out. The actions affected two out of our three product segments. Our thermal products were not heavily impacted because the segment has a different cyclical pattern.

As a result, revenues in the third quarter of 2004 declined 14% to $19.5 million compared to $22.7 million in the prior second quarter of 2004.

Our results were at the low end of our prior guidance and we are definitely not pleased as the drop-off was sudden and of a magnitude not anticipated. For example, our bookings declined to $11.8 million in the third quarter of 2004, from $25.2 million in the prior second quarter.

Our backlog in the third quarter declined to $8.7 million from $16.2 million at the end of the second quarter. Based on public commentary from companies in the semiconductor industry our results reflect the broader trends, which we expect to continue into Q4.

The question then remains, how long will the current weaker market conditions remain? As with prior cycles this is not a question that is easily answered. And since we cannot predict when the semiconductor equipment industry will see an improvement in demand, we are focused on what we can control. Our goal is to put in place normal cost containment initiatives as we've done in the past to stem the size of the operating loss in Q4. We are evaluating all manufacturing capacity, all capex budgets and all budgets as we work to lower our cost base to align it to the current business environment.

As with prior downturns, however, we strongly believe that new innovations will lead us out of the downturn. We have some very promising developments in the pipeline at our Temptronic division, and in our other divisions. Our Temptronic products are well suited for a down market as they seek to reduce the cost of temperature management systems.

Overall, our management team has been through several cycles before and we will manage through the current weak spot as well with the new innovations our customers need.

Let me now provide you with additional detail on the third quarter....

In the third quarter, end-user net revenue was $11.5 million or 59% of net revenues compared with $12.9 million or 57% of net revenues in the second quarter. OEM net revenue was $8.0 million or 41% of net revenues in the third quarter, compared with $9.8 million or 43% of net revenues in the second quarter.

On a product segment basis, net revenues for the manipulator and docking hardware segment were $10.2 million or 52% of net revenues in the third quarter, compared with $12.2 million or 54% of net revenues in the second quarter.

Our temperature management segment had net revenues of $5.5 million or 28% of net revenues in the third quarter, compared with $5.4 million or 24% of net revenues in the second quarter.

Finally, our tester interface segment reported net revenues of $3.8 million or 20% of net revenues in the third quarter, compared with $5.1 million or 22% of net revenues in the second quarter.

The company's overall gross margin for the quarter ended September 30, 2004 declined to $7.8 million or 39.9% compared to $10.4 million or 45.9% in the second quarter. The decline in gross margin was primarily the result of the lower revenues as well as higher materials costs due to product mix. Material cost was 38.3% in the third quarter compared to 36.5% in the second quarter. In addition, we incurred a $446,000 charge for inventory obsolescence charges in the third quarter, compared to $548,000 in the second quarter. The inventory obsolescence charges in the third quarter were driven by order cancellations as well as excess levels of materials with long lead times that were purchased based upon forecasted orders which did not materialize. This amount exceeded our normal recurring level of inventory obsolescence of approximately $150,000 per quarter.

I'll now discuss the breakdown of operating expenses for the quarter.

Selling expense was $3.2 million or 17% of net revenues for the third quarter, compared with $3.3 million or 15% of net revenues in the second quarter, a decrease of $132,000 or 4%. The decrease was primarily the result of lower levels of sales commission expense due to lower business levels in the third quarter and reduced spending on advertising. These reductions were partially offset by an increase in the level of product warranty expense during the quarter. Product warranty expense was $642,000 in the third quarter compared to $493,000 in the second quarter. This amount exceeded our normal recurring levels of product warranty expense of approximately $250,000 per quarter.

Engineering and product development expense was $1.9 million or 10% of net revenues in the third quarter, compared to $1.8 million or 8% of net revenues in the second quarter - basically no change.

General and administrative expense was $1.9 million or 10% of net revenues in the third quarter, compared to $2.1 million or 9% of net revenues in the second quarter. The decrease was primarily due to reduced spending on legal and other professional fees as well as profit related bonuses. These reductions were partially offset by increases in salary and benefit expense.

Our pre-tax earnings were $ 857,000 or $0.10 per diluted share for the third quarter, compared to pre-tax earnings of $3.4 million or $0.37 per diluted share in the second quarter.

During the third quarter we recorded an income tax benefit of $384,000 compared to income tax expense of $680,000 in the second quarter. Our effective tax rate in the third quarter was not meaningful. During the second quarter our effective tax rate was 21%. The income tax benefit was booked in the third quarter due to a significant change in the outlook of our earnings for the third and fourth quarters of 2004 at the end of the third quarter as compared to the end of the second quarter.

Our net earnings for the third quarter were $1.2 million or $0.14 per diluted share, compared to net earnings of $2.5 million or $0.29 per diluted share in the second quarter. Diluted average shares outstanding in the third quarter were 8,902,000, compared to 8,704,000 in the second quarter. Included in these results was the aforementioned incremental inventory obsolescence expense as well as product warranty expense, which represented approximately $0.03 and $0.04 per diluted share, respectively.

I will now review the balance sheet. Cash and cash equivalents at the end of September were $7.0 million, up from the $5.7 million at the end of June.

Accounts receivable was $12.0 million at the end of September, down from $14.9 million at the end of June.

Inventories increased to $10.5 million at September 30, from $9.8 million at the end of June. Refundable domestic income taxes were unchanged at $729,000.

Total current assets stood at $31.0 million at September 30, compared to $31.5 million at the end of June.

Capital expenditures during the third quarter were $677,000, compared to $576,000 in the second quarter. Net property and equipment stood at $4.4 at the end of the quarter.

Goodwill and intangible assets were $2.5 million at September 30 compared to $1.8 million at the end of June. During the quarter we issued 100,000 shares to the former owner of our inTESTLOGIC subsidiary in connection with achieving net revenue targets established as part of an earn out in connection with the acquisition in September 2002. We attributed $756,000 in goodwill to the issuance of these shares.

Total assets were $38.7 million at September 30, compared with $38.2 million at the end of June.

Accounts payable was $4.8 million at June 30, compared to $6.4 million at March 31. Accrued expense was unchanged at $4.5 million at the end of the September. Domestic and foreign income taxes payable were $515,000 at the end of September compared to $1.0 million at the end of June.

Current liabilities totaled $9.9 million at September 30, compared to $12.0 million at June 30. Finally, stockholder's equity stood at $28.8 million at the end of the third quarter, compared to $26.1 million at the end of the second quarter.

Finally, let me comment on our guidance for the fourth quarter 2004. Based upon current customer forecasts and business conditions, we expect net revenues for the fourth quarter ending December 31, 2004, to be in the range of $12.5 million to $15 million, with pre-tax net loss to be in the range of ($0.22) to ($0.38) per diluted share prior to the effect of the cost containment strategies we will implement during the forth quarter.

I will emphasize again that this is before recording any income tax expense. As a result of recording the valuation allowance against all net deferred tax assets as required by FAS 109, we have not be recording full income tax expense or benefit on our results. We expect to continue in this mode for several more quarters. Over a year ago we changed our guidance from the historical, after-tax guidance to pre-tax guidance as a result of variability in the company's effective tax rates potentially over the next several quarters.

That's it for my financial review at this time. We'll now open up for Q&A.

Operator:

Thank you. The floor is now open for questions. If you do have a question, you may press star followed by one on your touchtone phone at this time. If at any point your question is answered, you may remove yourself from the queue by pressing the pound key. Questions will be taken in the order that they are received. And we do ask that while you pose your question you pick up your handset to provide optimum sound quality. Please hold while I poll for questions. Our first question is coming from Sarah Thomas from Wells Fargo. Please pose your question.

Sarah Thomas:

Hi Hugh. We visited Teradyne recently and saw flex testers being assembled with Reed Ashman manipulators. And we were wondering did inTEST bid on the manipulator business for flex and if flex is going to be the new platform for Teradyne going forward, does this lock you out of future manipulator business with them?

Hugh Regan Jr:

Okay. First, hello Sarah. To respond to your question, we actually did bid on that business originally with Teradyne. Unfortunately, we chose to, not unfortunately, we withdrew from that, the bidding process because Teradyne was looking for a cost that was too low, quite frankly, for us from a gross margin standpoint for that product line. It was an integrated manipulator when they first introduced that flex product. They've recently gone to a standalone manipulator, and we are now quoting to certain end-users manipulators for this particular flex tester that Teradyne does develop. We won't be getting business directly from Teradyne on an OEM basis for that particular flex model, but that does not preclude us or prevent us from working with Teradyne on future products as well as other legacy products that we've developed manipulators for.

Sarah Thomas:

Okay, thanks.

Hugh Regan Jr:

You're welcome.

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[Non-material closing remarks omitted]